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                                                                    EXHIBIT 12.1

                         PRAXAIR, INC. AND SUBSIDIARIES
              RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                      (MILLIONS OF DOLLARS, EXCEPT RATIOS)

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                                                                            YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------------------
                                                                2000       1999       1998       1997       1996
                                                              --------   --------   --------   --------   --------
EARNINGS
Income of consolidated companies before provision for income
  taxes.....................................................    $483       $627       $596       $622       $452
Capitalized interest........................................     (24)       (30)       (36)       (32)       (25)
Depreciation of capitalized interest........................      10          9          7          7          9
Dividends from less than 50%-owned companies carried at
  equity....................................................       3          1          2          1          1

Total earnings, net of fixed charges........................    $472       $607       $569       $598       $437

FIXED CHARGES
Interest on long-term and short-term debt...................    $224       $204       $260       $216       $195
Capitalized interest........................................      24         30         36         32         25
Rental expenses representative of an interest factor........      34         32         27         23         23

Total fixed charges.........................................    $282       $266       $323       $271       $243

Total adjusted earnings available for payment of fixed
  charges...................................................    $754       $873       $892       $869       $680

Preferred stock dividend requirements.......................    $  4       $  8       $  8       $  8       $  8

RATIO OF EARNINGS TO FIXED CHARGES..........................     2.7        3.3        2.8        3.2        2.8

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS...........................................     2.6        3.2        2.7        3.1        2.7
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